UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by Registrant:                                                      ☒
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☐           Preliminary Proxy Statement
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☒           Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

CompX International Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐
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CompX International Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

April 24, 2009

To our Stockholders:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of CompX International Inc., which will be held on Wednesday, May 27, 2009, at 10:00 a.m., local time, at our corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas.  The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the meeting, please cast your vote as instructed on the enclosed proxy card or voting instruction form as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.  Your vote, whether given by proxy or in person at the meeting, will be held in confidence by the inspector of election as provided in our bylaws.

Sincerely,

David A. Bowers
President and Chief Executive Officer

CompX International Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 27, 2009

To the Stockholders of CompX International Inc.:

The 2009 Annual Meeting of Stockholders of CompX International Inc. will be held on Wednesday, May 27, 2009, at 10:00 a.m., local time, at our corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas, for the following purposes:

(1)	to elect the seven director nominees named in the proxy statement to serve until the 2010 Annual Meeting of Stockholders; and

(2)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 31, 2009 has been set as the record date for the meeting.  Only holders of our class A and class B common stock at the close of business on the record date are entitled to notice of, and to vote at, the meeting.  A complete list of stockholders entitled to vote at the meeting will be available for examination during normal business hours by any of our stockholders, for purposes related to the meeting, for a period of ten days prior to the meeting at our corporate offices.

You are cordially invited to attend the meeting.  Whether or not you plan to attend the meeting, please cast your vote as instructed on the enclosed proxy card or voting instruction form as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.  If you choose, you may still vote in person at the meeting even though you previously cast your vote.

By Order of the Board of Directors,

A. Andrew R. Louis, Secretary

Dallas, Texas
April 24, 2009

Important Notice Regarding the Availability of Proxy Materials for the
Annual Stockholder Meeting to Be Held on May 27, 2009.

This proxy statement is available at www.compx.com/proxy and the annual report to stockholders
(including CompX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008) is available at www.compx.com/annual.

GLOSSARY OF TERMS

GENERAL INFORMATION

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

CONTROLLING STOCKHOLDER

SECURITY OWNERSHIP

Ownership of CompX
Ownership of Related Companies

ELECTION OF DIRECTORS

Nominees for Director

EXECUTIVE OFFICERS

CORPORATE GOVERNANCE

Controlled Company Status, Director Independence and Committees
2008 Meetings and Standing Committees of the Board of Directors
Audit Committee
Management Development and Compensation Committee
Non-Management and Independent Director Meetings
Stockholder Proposals and Director Nominations for the 2010 Annual Meeting of Stockholders
Communications with Directors
Compensation Committee Interlocks and Insider Participation
Code of Business Conduct and Ethics
Corporate Governance Guidelines
Availability of Corporate Governance Documents

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS AND OTHER INFORMATION

Compensation Discussion and Analysis
Compensation Committee Report
Summary of Cash and Certain Other Compensation of Executive Officers
2008 Grants of Plan-Based Awards
Outstanding Equity Awards at December 31, 2008
Option Exercises and Stock Vested
Pension Benefits
Nonqualified Deferred Compensation
Director Compensation

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related Party Transaction Policy
Relationships with Related Parties
Intercorporate Services Agreements
Insurance Matters
Tax Matters
Loan from TFMC
Law Firm Relationship
Simmons Family Matters

AUDIT COMMITTEE REPORT

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS

Independent Registered Public Accounting Firm
Fees Paid to PricewaterhouseCoopers LLP
Preapproval Policies and Procedures

OTHER MATTERS

2008 ANNUAL REPORT ON FORM 10-K

ADDITIONAL COPIES

GLOSSARY OF TERMS

“401(k) Plan” means the CompX Contributory Retirement Plan, a defined contribution plan.

“CDCT” means the Contran Amended and Restated Deferred Compensation Trust, an irrevocable “rabbi trust” established by Contran to assist it in meeting certain deferred compensation obligations that it owes to Harold C. Simmons.

“CMRT” means The Combined Master Retirement Trust, a trust Contran sponsors that permits the collective investment by master trusts that maintain assets of certain employee defined benefit plans Contran and related entities adopt.

“Computershare” means Computershare Investor Services L.L.C., our stock transfer agent and registrar.

“CompX,” “us,” “we” or “our” means CompX International Inc.

“Contran” means Contran Corporation, the parent corporation of our consolidated tax group.

“Dixie Rice” means Dixie Rice Agricultural Corporation, Inc., one of our parent corporations.

    “EWI” means EWI RE, Inc., a reinsurance brokerage and risk management company wholly owned by NL.

“FAS 123R” means Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment.

“Foundation” means the Harold Simmons Foundation, Inc., a tax-exempt foundation organized for charitable purposes.

“independent directors” means the following directors: Paul M. Bass, Jr., Norman S. Edelcup and Ann Manix.

“ISA” means an intercorporate services agreement between Contran and a related company pursuant to which employees of Contran provide certain services, including executive officer services, to such related company on a fixed fee basis.

“Keystone” means Keystone Consolidated Industries, Inc., one of our publicly held sister corporations that manufactures steel fabricated wire products, industrial wire, billets and wire rod.

“Kronos Worldwide” means Kronos Worldwide, Inc., one of our publicly held sister corporations that is an international manufacturer of titanium dioxide pigments.

“named executive officer” means any person named in the Summary Compensation table in this proxy statement.

“NL” means NL Industries, Inc., one of our publicly held parent corporations that is a diversified holding company with principal investments in Kronos Worldwide and us.

“nonemployee directors” means the following directors: Paul M. Bass, Jr., Norman S. Edelcup, Edward J. Hardin, Ann Manix, Glenn R. Simmons and Steven L. Watson.

“non-management directors” means the following directors who are not one of our executive officers: Paul M. Bass, Jr., Norman S. Edelcup, Edward J. Hardin, Ann Manix and Steven L. Watson.

“NYSE” means the New York Stock Exchange.

“PwC” means PricewaterhouseCoopers LLP, our independent registered public accounting firm.

“record date” means the close of business on March 31, 2009, the date our board of directors set for the determination of stockholders entitled to notice of and to vote at the 2009 annual meeting of our stockholders.

“SEC” means the U.S. Securities and Exchange Commission.

    “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

    “Tall Pines” means Tall Pines Insurance Company, an indirect wholly owned captive insurance subsidiary of Valhi.

“TFMC” means TIMET Finance Management Company, a wholly owned subsidiary of TIMET.

“TIMET” means Titanium Metals Corporation, one of our publicly held sister corporations that is an integrated producer of titanium metals products.

“Valhi” means Valhi, Inc., one of our publicly held parent corporations that is a diversified holding company with principal investments in NL and Kronos Worldwide.

“VHC” means Valhi Holding Company, one of our parent corporations.

“Waterloo” means Waterloo Furniture Components Limited, one of our wholly owned subsidiaries.

CompX International Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement and the accompanying proxy card or voting instruction form are being furnished in connection with the solicitation of proxies by and on behalf of our board of directors for use at our 2009 Annual Meeting of Stockholders to be held on Wednesday, May 27, 2009 and at any adjournment or postponement of the meeting.  The accompanying notice of annual meeting of stockholders sets forth the time, place and purposes of the meeting.  The notice, this proxy statement, the accompanying proxy card or voting instruction form and our 2008 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, are first being mailed on or about April 24, 2009 to the holders of our class A and class B common stock at the close of business on March 31, 2009.  Our principal executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

Please refer to the Glossary of Terms on page ii for the definitions of certain capitalized or other terms used in this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:           What is the purpose of the annual meeting?

A:	At the annual meeting, stockholders will vote on the election of the seven directors named in this proxy statement and any other matter that may properly come before the meeting.

Q:           How does the board recommend that I vote?

A:	The board of directors recommends that you vote FOR each of the nominees for director named in this proxy statement.

Q:           Who is allowed to vote at the annual meeting?

A:
The board of directors has set the close of business on March 31, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.  Only holders of record of our common stock as of the close of business on the record date are entitled to vote at the meeting.  On the record date, 2,361,307 shares of our class A common stock and 10,000,000 shares of our class B common stock were issued and outstanding.  Each share of our class A common stock entitles its holder to one vote. Each share of our class B common stock entitles its holder to ten votes with respect to the election of directors and one vote on all other matters.

Q:           How do I vote?

A:	If your shares are held by a bank, broker or other nominee (i.e., in “street name”), you must follow the instructions from your nominee on how to vote your shares.

If you are a stockholder of record, you may:

•	vote over the internet at www.investorvote.com/cix;

•	vote over the telephone by using the voting procedures set forth on the proxy card;

•	instruct the agents named on the proxy card how to vote your shares by completing, signing and mailing the enclosed proxy card in the envelope provided; or

•	vote in person at the annual meeting.

If you execute a proxy card but do not indicate how you would like your shares voted for one or more of the director nominees named in this proxy statement, the agents will vote FOR the election of each such director nominee and, to the extent allowed by applicable law, in the discretion of the agents on any other matter that may properly come before the meeting.

Q:           Who will count the votes?

A:
The board of directors has appointed Computershare, our transfer agent and registrar, to receive proxy instructions and ballots, ascertain the number of shares represented, tabulate the vote and serve as inspector of election for the meeting.

Q:           Is my vote confidential?

A:	Yes. All proxy cards, ballots or voting instructions delivered to Computershare will be kept confidential in accordance with our bylaws.

Q:           May I change or revoke my proxy or voting instructions?

A:	If you are a stockholder of record, you may change or revoke your proxy instructions in any of the following ways:

•	delivering to Computershare a written revocation;

•	submitting another proxy card bearing a later date;

•	changing your vote on www.investorvote.com/cix;

•	using the telephone voting procedures set forth on the proxy card; or

•	voting in person at the meeting.

If your shares are held by a bank, broker or other nominee, you must follow the instructions from your nominee on how to change or revoke your voting instructions.

Q:           What constitutes a quorum?

A:
A quorum is the presence, in person or by proxy, of a majority of the votes from holders of the outstanding shares of our class A and class B common stock, counted as a single class, entitled to vote at the meeting.  Under the applicable rules of the NYSE and the SEC, brokers or other nominees holding shares of record on behalf of a client who is the actual beneficial owner of such shares are authorized to vote on certain routine matters without receiving instructions from the beneficial owner of the shares.  If such a broker/nominee who is entitled to vote on a routine matter delivers an executed proxy card and votes on some matters and not others, a matter not voted on is referred to in this proxy statement as a “broker/nominee non-vote.”  Abstentions, votes withheld from a director nominee and broker/nominee non-votes will be counted as being in attendance at the meeting for purposes of determining whether a quorum is present.

Q:	Assuming a quorum is present, what vote is required to elect a director nominee or approve any other matter?

A:
A plurality of the affirmative votes of the holders of our outstanding class A and class B shares of common stock, voting together as a single class, represented and entitled to be voted at the meeting is necessary to elect each director nominee.  The accompanying proxy card or voting instruction form provides space for you to withhold authority to vote for any of such director nominees.  The election of directors is a routine matter on which a broker/nominee has discretionary authority to vote if such broker/nominee does not receive voting instructions from the beneficial holder of the shares to be voted.  Neither shares as to which the authority to vote on the election of directors has been withheld nor broker/nominee non-votes will be counted as affirmative votes to elect director nominees.  However, since director nominees need only receive the plurality of the affirmative votes from the holders represented and entitled to vote at the meeting to be elected, a vote withheld or a broker/nominee non-vote regarding a particular nominee will not affect the election of such director nominee.

Except as applicable laws may otherwise provide, the approval of any other matter that may properly come before the meeting will require the affirmative votes of the holders of a majority of the outstanding shares of our class A and class B common stock, voting together as a single class, represented and entitled to vote at the meeting.  Abstentions and broker/nominee non-votes will not be counted as votes for or against any such other matter.

Q:           Who will pay for the cost of soliciting the proxies?

A:
We will pay all expenses related to the solicitation, including charges for preparing, printing, assembling and distributing all materials delivered to stockholders.  In addition to the solicitation by mail, our directors, officers and regular employees may solicit proxies by telephone or in person for which such persons will receive no additional compensation.  Upon request, we will reimburse banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in distributing proxy materials and voting instructions to the beneficial owners of our common stock that such entities hold of record.

CONTROLLING STOCKHOLDER

NL directly held approximately 87.0% of our combined class A and B common stock as of the record date.  NL has indicated its intention to have its shares of our common stock represented at the meeting and voted FOR the election of each of the director nominees named in this proxy statement.  If NL attends the meeting in person or by proxy and votes as indicated, the meeting will have a quorum present and the stockholders will elect all the nominees to the board of directors named in this proxy statement.

SECURITY OWNERSHIP

Ownership of CompX.  The following table and footnotes set forth as of the record date the beneficial ownership, as defined by regulations of the SEC, of our class A and class B common stock held by each individual, entity or group known by us to own beneficially more than 5% of the outstanding shares of our class A or class B common stock, each director, each named executive officer and all of our directors and executive officers as a group.  See footnote 4 below for information concerning the relationships of certain individuals and entities that may be deemed to own indirectly and beneficially more than 5% of the outstanding shares of our class A or class B common stock.  All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.
	CompX Class A Common Stock			CompX Class B Common Stock			CompX Class A and Class B Common Stock Combined
Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(2)	Amount and Nature of Beneficial Ownership (1)		Percent of Class	Percent of Class (1)(2)

Harold C. Simmons (3)	311,405	(4)	13.2%	-0-	(4)	-0-	2.5%
NL Industries, Inc (3).	755,104	(4)	32.0%	10,000,000	(4)	100%	87.0%
Annette C. Simmons (3)	20,000	(4)	*	-0-	(4)	-0-	*
	1,086,509	(4)	46.0%	10,000,000	(4)	100%	89.7%
Royce & Associates, LLC	292,300	(5)	12.4%	-0-		-0-	2.4%
Dimensional Fund Advisors LP.	162,372	(6)	6.9%	-0-		-0-	1.3%
Renaissance Technologies LLC.	146,400	(7)	6.2%	-0-		-0-	1.2%

Paul M. Bass, Jr.	17,000	(4)(8)	*	-0-		-0-	*
David A. Bowers	41,400	(4)(8)	1.7%	-0-		-0-	*
Norman S. Edelcup	5,500	(4)	*	-0-		-0-	*
Edward J. Hardin	20,500	(8)	*	-0-		-0-	*
Ann Manix	17,000	(8)	*	-0-		-0-	*
Glenn R. Simmons	30,000	(4)(8)(9)	1.3%	-0-		-0-	*
Steven L. Watson	15,500	(4)(8)	*	-0-		-0-	*
Corey J. Boland	-0-		-0-	-0-		-0-	-0-
Darryl R. Halbert	2,000	(4)	*	-0-		-0-	*
J. Mark Hollingsworth	-0-	(4)	-0-	-0-		-0-	-0-
Scott C. James	-0-		-0-	-0-		-0-	-0-
All of our directors and executive officers as a group (12 persons)	149,100	(4)(8)(9)	6.2%	-0-		-0-	1.2%

——————————
*           Less than 1%.

(1)
Except as otherwise noted, the listed entities, individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names.  The number of shares and percentage of ownership for each entity, individual or group assumes the exercise by such entity, individual or group (exclusive of others) of stock options that such entity, individual or group may exercise within 60 days subsequent to the record date.

(2)
The percentages are based on 2,361,307 shares of our class A common stock outstanding as of the record date.  As already discussed, each share of our class A common stock entitles its holder to one vote and each share of our class B common stock entitles its holder to ten votes with respect to the election of directors and one vote on all other matters.  In certain instances, shares of our class B common stock are automatically convertible into shares of our class A common stock.

(3)	The business address of NL and Harold C. and Annette C. Simmons is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

(4)
Valhi and TFMC are the direct holders of approximately 83.1% and 0.5%, respectively, of the outstanding shares of NL common stock.  TIMET is the direct holder of 100% of the outstanding shares of TFMC common stock.

VHC, Annette C. Simmons, the CMRT, Harold C. Simmons, NL, Valhi, the CDCT and the Foundation are the holders of approximately 26.1%, 12.1%, 8.5%, 4.2%, 0.8%, 0.5%, 0.4% and 0.2%, respectively, of the outstanding shares of common stock of TIMET.  NL’s percentage ownership of TIMET common stock includes 0.3% directly held by a wholly owned subsidiary of NL.

VHC, TFMC, the Foundation and the CMRT are the direct holders of approximately 92.6%, 1.1%, 0.9% and 0.1%, respectively, of the outstanding common stock of Valhi.  Dixie Rice is the direct holder of 100% of the outstanding common stock of VHC.  Contran is the beneficial holder of 100% of the outstanding common stock of Dixie Rice.

Substantially all of Contran’s outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons, of which Mr. Simmons is the sole trustee, or held by Mr. Simmons or persons or other entities related to Mr. Simmons.  As sole trustee of these trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by these trusts.  Mr. Simmons, however, disclaims beneficial ownership of any Contran shares these trusts hold.

The Foundation directly holds approximately 0.2% of the outstanding shares of TIMET common stock and 0.9% of the outstanding shares of Valhi common stock.  The Foundation is a tax-exempt foundation organized for charitable purposes.  Harold C. Simmons is the chairman of the board of the Foundation.

The CDCT directly holds approximately 0.4% of the outstanding shares of TIMET common stock.  U.S. Bank National Association serves as the trustee of the CDCT.  Contran established the CDCT as an irrevocable “rabbi trust” to assist Contran in meeting certain deferred compensation obligations that it owes to Harold C. Simmons.  If the CDCT assets are insufficient to satisfy such obligations, Contran must satisfy the balance of such obligations.  Pursuant to the terms of the CDCT, Contran retains the power to vote the shares held by the CDCT, retains dispositive power over such shares and may be deemed the indirect beneficial owner of such shares.

The CMRT directly holds approximately 8.5% of the outstanding shares of TIMET common stock and 0.1% of the outstanding shares of Valhi common stock.  Contran sponsors this trust to permit the collective investment by master trusts that maintain assets of certain employee defined benefit plans Contran and related entities adopt.  Harold C. Simmons is the sole trustee of this trust and a member of the investment committee for this trust.  Contran’s board of directors selects the trustee and members of this trust’s investment committee.  Paul M. Bass, Jr. is also a member of the trust’s investment committee.  Glenn R. Simmons and Steven L. Watson are members of Contran’s board of directors and along with David A. Bowers, Darryl R. Halbert, J. Mark Hollingsworth and Kelly D. Luttmer are participants in one or more of the employee defined benefit plans that invest through this trust.  Each of such persons disclaims beneficial ownership of any of the shares this trust holds, except to the extent of his or her individual vested beneficial interest, if any, in the plan assets this trust holds.

Harold C. Simmons is the chairman of the board and chief executive officer of NL and the chairman of the board of each of TIMET, Valhi, VHC, Dixie Rice and Contran.

By virtue of the holding of the offices, the stock ownership and his services as trustee, all as described above, (a) Harold C. Simmons may be deemed to control certain of such entities and (b) Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of shares directly held by certain of such other entities.  However, Mr. Simmons disclaims beneficial ownership of the shares beneficially owned, directly or indirectly, by any of such entities, except to the extent of his vested beneficial interest, if any, in shares held by the CDCT or the CMRT.  Mr. Simmons disclaims beneficial ownership of all shares of our common stock beneficially owned, directly or indirectly, by NL.

All of our directors or executive officers who are also directors or executive officers of NL or its parent companies disclaim beneficial ownership of the shares of our common stock that such companies directly or indirectly hold.

Annette C. Simmons is the wife of Harold C. Simmons.  She is the direct owner of 20,000 shares of our class A common stock, 269,775 shares of NL common stock, 21,825,875 shares of TIMET common stock and 200,900 shares of Valhi common stock.  Mr. Simmons may be deemed to share indirect beneficial ownership of such shares.  Mr. Simmons disclaims all such beneficial ownership.

The Annette Simmons Grandchildren’s Trust, a trust of which Harold C. Simmons and Annette C. Simmons are co-trustees and the beneficiaries of which are the grandchildren of Annette C. Simmons, is the direct holder of 17,432 shares of TIMET common stock and 34,000 shares of Valhi common stock.  Mr. Simmons, as co-trustee of this trust, has the power to vote and direct the disposition of the shares of Valhi common stock this trust directly holds.  Mr. Simmons disclaims beneficial ownership of any shares that this trust holds.

Harold C. Simmons is the direct owner of 311,405 shares of our class A common stock, 880,600 shares of NL common stock, 7,549,737 shares of TIMET common stock and 154,838 shares of Valhi common stock.

NL and one of its subsidiaries directly hold 3,604,790 and 1,186,200 shares of Valhi common stock, respectively.  Since NL is a majority owned subsidiary of Valhi, and pursuant to Delaware law, Valhi treats the shares of Valhi common stock that NL and its subsidiary hold as treasury stock for voting purposes.  For the purposes of calculating the percentage ownership of the outstanding shares of Valhi common stock as of the record date in this proxy statement, such shares are not deemed outstanding.

Contran is the sole owner of Valhi’s 6% series A preferred stock and a trust related to Harold C. Simmons is the sole owner of VHC’s 2% convertible preferred stock.  Messrs. Harold and Glenn Simmons and Watson each hold of record one director qualifying share of Dixie Rice.

VHC has pledged 42,304,992 shares of TIMET common stock as security and 120,000 shares of Valhi common stock as security.  Shares owned directly by Contran or its related entities or their executive officers or directors may be held in margin accounts at brokerage firms.  Under the terms of the margin account agreements, stocks and other assets held in these accounts may be pledged to secure margin obligations under these accounts.

The business address of Contran, the CMRT, the Foundation, TIMET, Valhi and VHC is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697.  The business address of Dixie Rice is 600 Pasquiere Street, Gueydan, Louisiana  70542.  The business address of TFMC is 1007 Orange Street, Suite 1400, Wilmington, Delaware  19801.

(5)
Based on Amendment No. 7 to Schedule 13G executed on January 23, 2009 that Royce & Associates, LLC filed with the SEC.  The address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, New York  10019.

(6)
Based on a Schedule 13G executed on February 9, 2009 that Dimensional Fund Advisors LP filed with the SEC.  Dimensional is an investment adviser that furnishes investment advice to four investment companies and serves as investment manager of certain other commingled group trusts and separate accounts.  Dimensional has sole voting power over 159,372 of these shares and sole dispositive power over all of these shares.  Dimensional disclaims beneficial ownership of all of these shares.  Dimensional’s address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas  78746.

(7)
Based on a Schedule 13G executed on February 12, 2009 that Renaissance Technologies LLC and James H. Simons filed with the SEC.  Dr. Simons is a control person of Renaissance, which is an investment adviser.  Their address is 800 Third Avenue, New York, New York  10022.

(8)
The shares of our class A common stock shown as beneficially owned by such person include the following number of shares such person has the right to acquire upon the exercise of stock options granted pursuant to our stock option plan that such person may exercise within 60 days subsequent to the record date:

Name of Beneficial Owner	Shares of our Class A Common Stock Issuable Upon the Exercise of Stock Options On or Before May 30, 2009

Paul M. Bass, Jr.	8,000
David A. Bowers	25,000
Edward J. Hardin	8,000
Ann Manix	8,000
Glenn R. Simmons	6,000
Steven L. Watson	6,000

(9)	The shares of our class A common stock shown as beneficially owned by Glenn R. Simmons include 500 shares his wife holds, with respect to which he disclaims beneficial ownership.

We understand that Contran and related entities may consider acquiring or disposing of shares of our common stock through open market or privately negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of our common stock in the market, an assessment of our business and prospects, financial and stock market conditions and other factors deemed relevant by such entities.  We may similarly consider acquisitions of shares of our common stock and acquisitions or dispositions of securities issued by related entities.

Ownership of Related Companies.  Some of our directors and executive officers own equity securities of several companies related to us.

Ownership of NL and Valhi.  The following table and footnotes set forth the beneficial ownership, as of the record date, of the shares of NL and Valhi common stock held by each of our directors, each named executive officer and all of our directors and executive officers as a group.  All information is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons.

	NL Common Stock			Valhi Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(2)	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(3)

Paul M. Bass, Jr.	-0-		-0-	5,000	(4)	*
David A. Bowers	-0-		-0-	-0-	(4)	-0-
Norman S. Edelcup	-0-	(4)	-0-	38,000	(4)	*
Edward J. Hardin	-0-		-0-	4,000		*
Ann Manix	2,000		*	-0-		-0-
Glenn R. Simmons	2,000	(4)	*	15,652	(4)(5)	*
Steven L. Watson	12,000	(4)	*	28,246	(4)	*
Corey J. Boland	-0-		-0-	-0-		-0-
Darryl R. Halbert	-0-		-0-	-0-	(4)	-0-
J. Mark Hollingsworth	500	(4)	*	55,000	(4)(6)	*
Scott C. James	-0-		-0-	-0-		-0-
All our directors and executive officers as a group (12 persons)	16,500	(4)	*	190,898	(4)(5)(6)	*

——————————
*           Less than 1%.

(1)
Except as otherwise noted, the individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names.  The number of shares and percentage of ownership for each individual or group assumes the exercise by such individual or group (exclusive of others) of stock options that such individual or group may exercise within 60 days subsequent to the record date.

(2)	The percentages are based on 48,602,584 shares of NL common stock outstanding as of the record date.

(3)
The percentages are based on 113,599,955 shares of Valhi common stock outstanding as of the record date.  For purposes of calculating the outstanding shares of Valhi common stock as of the record date, 3,604,790 and 1,186,200 shares of Valhi common stock held by NL and a wholly owned subsidiary of NL, respectively, are treated as treasury stock for voting purposes and for purposes of this statement are excluded from the amount of Valhi common stock outstanding.

(4)
See footnote 4 to the Ownership of CompX table above for a description of certain relationships among the individuals or group appearing in this table.  All of our directors or executive officers who are also directors or executive officers of any of our parent companies disclaim beneficial ownership of the shares of NL or Valhi common stock that such companies directly or indirectly own.

(5)
The shares of Valhi common stock shown as beneficially owned by Glenn R. Simmons include 1,500 shares his wife holds and 1,100 shares she holds in her retirement account, with respect to all of which shares he disclaims beneficial ownership.

(6)
The shares of Valhi common stock shown as beneficially owned by such person or group include the following number of shares such person or group has the right to acquire upon the exercise of stock options granted pursuant to Valhi stock option plans that such person or group may exercise within 60 days subsequent to the record date:

Name of Beneficial Owner	Shares of Valhi Common Stock Issuable Upon the Exercise of Stock Options On or Before May 30, 2009

J. Mark Hollingsworth	55,000
All our directors and executive officers as a group (12 persons)	100,000

ELECTION OF DIRECTORS

Our bylaws provide that the board of directors shall consist of one or more members as determined by our board of directors or stockholders.  The board of directors has currently set the number of directors at seven and recommends the seven director nominees named in this proxy statement for election at our 2009 annual stockholder meeting.  The directors elected at the meeting will hold office until our 2010 Annual Meeting of Stockholders and until their successors are duly elected and qualified or their earlier removal or resignation.

All of the nominees are currently members of our board of directors whose terms will expire at the meeting.  All of the nominees have agreed to serve if elected.  If any nominee is not available for election at the meeting, the agents named on the proxy card will vote FOR an alternate nominee to be selected by the board of directors, unless the stockholder executing such proxy card withholds authority to vote for such nominee.  The board of directors believes that all of its nominees will be available for election at the meeting and will serve if elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE FOLLOWING NOMINEES FOR DIRECTOR.

Nominees for Director.  The respective nominees have provided the following information.

Paul M. Bass, Jr., age 73, has served on our board of directors since 1997.  Mr. Bass also serves as a director of Keystone.  From prior to 2004, Mr. Bass has served as vice chairman of First Southwest Company, a privately held investment banking firm.  He also serves as chairman emeritus on the board of trustees of the Southwestern Medical Foundation, a foundation that supports and promotes The University of Texas Southwestern Medical Center.  Mr. Bass is a member of Keystone’s audit committee and our audit committee and chairman of our management development and compensation committee.

David A. Bowers, age 71, has served as our president and chief executive officer since 2002, our vice chairman of the board since 2000 and on our board of directors since 1993.  Mr. Bowers has been employed by us or our predecessors since 1960 in various sales, marketing and executive positions, having been named our president of security products and related businesses in 1979.  Mr. Bowers is a trustee and past chairman of the board of Monmouth College, Monmouth, Illinois.

Norman S. Edelcup, age 73, has served on our board of directors since 2006.  Since prior to 2004, he has served as mayor of Sunny Isles Beach, Florida.  He also serves as a trustee for the Baron Funds, a mutual fund group.  Since 2007, he has served as a director of Marquis Bank located in North Miami Beach, Florida.  From 2001 to 2004, Mr. Edelcup served as senior vice president of Florida Savings Bancorp.  He served as senior vice president of Item Processing of America, Inc., a processing service bureau, from 1999 to 2000 and as chairman of the board from 1989 to 1998.  Mr. Edelcup is a certified public accountant and served as senior vice president and chief financial officer of Avatar Holdings, Inc. (formerly GAC Corporation), a real estate development firm, from 1976 to 1983; vice chairman of the board, senior vice president and chief financial officer of Keller Industries, Inc., a building products manufacturer, from 1968 to 1976; and as a senior accountant with Arthur Andersen & Co., a public accounting firm, from 1958 to 1962.  He is chairman of our audit committee and is also a Valhi director and chairman of Valhi’s audit committee and management development and compensation committee.

Edward J. Hardin, age 66, has served on our board of directors since 1997.  Mr. Hardin has been a partner of the law firm of Rogers & Hardin LLP since its formation in 1976.

Ann Manix, age 56, has served on our board of directors since 1998.  Ms. Manix has been a principal of Summus, Ltd., a strategic consulting firm, since December 2008.  From prior to 2004 until 2006, she served as a managing partner of Ducker Research Corporation, a privately held industrial research firm.  She is a member of our audit committee and management development and compensation committee.

Glenn R. Simmons, age 81, has served as our chairman of the board since 2000 and on our board of directors since 1993.  In 2000, Mr. Simmons served as our chief executive officer.  Mr. Simmons has been vice chairman of the board of Valhi and Contran since prior to 2004.  Mr. Simmons also serves as chairman of the board of Keystone and as a director of Kronos Worldwide, NL and TIMET.  In 2004, Keystone filed a voluntary petition for reorganization under federal bankruptcy laws and emerged from the bankruptcy proceedings in 2005.  Mr. Simmons has been an executive officer or director of various companies related to Contran since 1969.  He is a brother of Harold C. Simmons.

Steven L. Watson, age 58, has served on our board of directors since 2000.  Mr. Watson has been chief executive officer of Valhi and president and a director of Valhi and Contran since prior to 2004.  He has served as chief executive officer of Kronos Worldwide since February 2009 and its vice chairman of the board since 2004 and chief executive officer of TIMET since 2006 and its vice chairman of the board since 2005.  Mr. Watson also serves as a director of Keystone and NL.  Mr. Watson has served as an executive officer or director of various companies related to Valhi and Contran since 1980.

EXECUTIVE OFFICERS

Set forth below is certain information relating to our executive officers.  Each executive officer serves at the pleasure of the board of directors.  Biographical information with respect to Glenn R. Simmons and David A. Bowers is set forth under the Nominees for Director subsection above.

Name	Age	Position(s)

Glenn R. Simmons	81	Chairman of the Board
David A. Bowers	71	Vice Chairman of the Board, President and Chief Executive Officer
Corey J. Boland	38	Vice President
Darryl R. Halbert	44	Vice President, Chief Financial Officer and Controller
J. Mark Hollingsworth	57	Vice President and General Counsel
Scott C. James	43	Vice President
Kelly D. Luttmer	45	Vice President and Tax Director

Corey J. Boland has served as our vice president and president of our CompX Furniture Components division, CompX Precision Slides Inc. and Waterloo, the later two being wholly owned subsidiaries of CompX that are a part of the CompX Furniture Components Division, since May 2008.  From 2004 to May 2008, he served as vice president, engineering of Waterloo.  Mr. Boland has served in various engineering positions with Waterloo since 2002.

Darryl R. Halbert has served as our chief financial officer, vice president and controller since prior to 2004.

J. Mark Hollingsworth has served as our vice president since 2007 and our general counsel, acting general counsel of Keystone and vice president and general counsel of Valhi and Contran since prior to 2004.  Mr. Hollingsworth has served as legal counsel of various companies related to us and Contran since 1983.

Scott C. James has served as our vice president since 2002 and president of two or our divisions, CompX Security Products and CompX Marine, since 2002 and 2005, respectively.  Since 1992, Mr. James has served in various sales, marketing and executive positions with our security products operations.

Kelly D. Luttmer has served as our vice president since 2004 and our tax director since prior to 2004.  She also has served as vice president of Contran, Kronos Worldwide, NL and Valhi since 2004, vice president and tax director of TIMET since 2006, tax director of Kronos Worldwide and NL and tax director of Contran and Valhi since prior to 2004.  Ms. Luttmer has served in tax accounting positions with various companies related to us and Contran since 1989.

CORPORATE GOVERNANCE

Controlled Company Status, Director Independence and Committees.  Because of NL’s ownership of 87.0% of our common stock, we are considered a controlled company under the listing standards of the NYSE.  Pursuant to the listing standards, a controlled company may choose not to have a majority of independent directors, independent compensation, nominating or corporate governance committees or charters for these committees.  We have chosen not to have a majority of independent directors or an independent nominating or corporate governance committee or charters for these committees.  Our board of directors believes that the full board of directors best represents the interests of all of our stockholders and that it is appropriate for all matters that would be considered by a nominating or corporate governance committee to be considered and acted upon by the full board of directors.  Applying the NYSE director independence standards without any additional categorical standards, the board of directors has determined that Paul M. Bass, Jr., Norman S. Edelcup and Ann Manix are independent and have no material relationship with us other than serving as our directors.  While the members of our management development and compensation committee currently satisfy the independence requirements of the NYSE, we have chosen not to satisfy all of the NYSE listing standards for a compensation committee.

In determining that Mr. Bass has no material relationship with us other than serving as our director, the board of directors considered the following relationships:

•	Contran’s employment of his son as a lawyer in its legal department;

•
In 2005, 2006 and 2007, Annette C. Simmons, the wife of Harold C. Simmons, contributed shares of TIMET common stock of approximately $1.0 million, $10.1 million and $11.1 million, respectively, in value to the Southwestern Medical Foundation for the benefit of The University of Texas Southwestern Medical School, Parkland Memorial Hospital or Kalispell Community Regional Medical Center for Breast Cancer, of which Southwestern Medical Foundation Mr. Bass serves on the board of trustees;

•
In 2007, the Foundation, of which Harold C. Simmons is the chairman of the board, contributed shares of TIMET common stock of approximately $1.0 million  and $0.8 million in value to the Southwestern Medical Foundation for the benefit of Zale Lipshy University Hospital and The University of Texas Southwestern Medical School, respectively, of which Southwestern Medical Foundation Mr. Bass serves on the board of trustees;

•
In 2008, VHC, of which Harold C. Simmons is the chairman of the board, contributed shares of Valhi and TIMET common stock of approximately $7.5 million in aggregate value to the Southwestern Medical Foundation, of which Mr. Bass serves on the board of trustees; and

•
First Southwest Company, of which Mr. Bass is the vice chairman of the board, served as a market maker for the common stock of Keystone, a subsidiary of Contran, until December 31, 2008 and Harold C. Simmons, Contran and its related entities or persons execute trades on a regular basis through First Southwest Company.

The board determined that Mr. Bass did not have a direct or indirect material interest in these transactions based on representations from him that:

•	Mr. Bass’ son is an adult who does not reside with his father and who will not perform services for us while employed by Contran;

•	he receives no compensation for serving on the board of trustees of Southwestern Medical Foundation;

•
the aggregate brokerage commissions paid to First Southwest Company by Mr. Simmons and Contran related entities or persons over each of the last three years did not exceed $300,000 and represented less than 0.3% of the consolidated gross revenues of First Southwest Company for each of those years; and

•
Keystone did not compensate First Southwest Company for serving as a market maker in Keystone common stock and the broker relationship with Harold C. Simmons, Contran and its related entities or persons and First Southwest Company is solely a business relationship that does not afford Mr. Bass any special benefit.

2008 Meetings and Standing Committees of the Board of Directors.  The board of directors held three meetings and took action by written consent on two occasions in 2008.  Each director participated in at least 80% of all of such meetings and of the 2008 meetings of the committees on which he or she served at the time.  It is expected that each director will attend our annual meeting of stockholders, which is held immediately before the annual meeting of the board of directors.  All of our directors attended our 2008 annual stockholder meeting.

The board of directors has established and delegated authority to two standing committees, which are described below.  The board of directors is expected to elect the members of the standing committees at the board of directors annual meeting immediately following the annual stockholder meeting.  The board of directors from time to time may establish other committees to assist it in the discharge of its responsibilities.

Audit Committee.  Our audit committee assists with the board of directors’ oversight responsibilities relating to our financial accounting and reporting processes and auditing processes.  The purpose, authority, resources and responsibilities of our audit committee are more specifically set forth in our audit committee charter.  Applying the requirements of the NYSE listing standards (without additional categorical standards) and SEC regulations, as applicable, the board of directors has determined that:

•	each member of our audit committee is independent, financially literate and has no material relationship with us other than serving as our director; and

•	Mr. Norman S. Edelcup is an “audit committee financial expert.”

No member of our audit committee serves on more than three public company audit committees.  For further information on the role of our audit committee, see the Audit Committee Report in this proxy statement.  The current members of our audit committee are Norman S. Edelcup (chairman), Paul M. Bass, Jr. and Ann Manix.  Our audit committee held six meetings in 2008.

Management Development and Compensation Committee.  The principal responsibilities of our management development and compensation committee are:

•	to recommend to the board of directors whether or not to approve any proposed charge to us or any of our privately held subsidiaries pursuant to an ISA with a related party;

•	to review, approve and administer certain matters regarding our employee benefit plans or programs, including annual incentive compensation awards;

•	to review, approve, administer and grant awards under our equity compensation plan; and

•	to review and administer such other compensation matters as the board of directors may direct from time to time.

As discussed above, the board of directors has determined that each member of our management development and compensation committee is independent by applying the NYSE director independence standards (without additional categorical standards).  In certain instances under our 1997 Long-Term Incentive Plan, a plan allowing for grants of cash or equity performance awards, the management development and compensation committee may delegate its authority to administer this plan to certain individuals, which delegation authority the committee has not utilized.  With respect to the role of our executive officers in determining or recommending the amount or form of executive compensation, see the Compensation Discussion and Analysis section of this proxy statement.  With respect to director compensation, our executive officers make recommendations on such compensation directly to our board of directors for its consideration without involving the management development and compensation committee.  The current members of our management development and compensation committee are Paul M. Bass, Jr. (chairman) and Ann Manix.  Our management development and compensation committee held one meeting and took action by written consent on two occasions in 2008.

Non-Management and Independent Director Meetings.  Pursuant to our corporate governance guidelines, our non-management directors are entitled to meet on a regular basis throughout the year, and will meet at least once annually, without management participation.  Our independent directors also meet at least once annually, without management participation.  The chairman of our audit committee presides at all of these meetings.  In 2008, we complied with these requirements.

Stockholder Proposals and Director Nominations for the 2010 Annual Meeting of Stockholders.  Stockholders may submit proposals on matters appropriate for stockholder action at our annual stockholder meetings, consistent with rules adopted by the SEC.  We must receive such proposals not later than December 28, 2009 to be considered for inclusion in the proxy statement and form of proxy card relating to our annual meeting of stockholders in 2010.  Our bylaws require that the proposal must set forth a brief description of the proposal, the name and address of the proposing stockholder as they appear on our books, the number of shares of our common stock the stockholder holds and any material interest the stockholder has in the proposal.

The board of directors will consider the director nominee recommendations of our stockholders.  Our bylaws require that a nomination set forth the name and address of the nominating stockholder, a representation that the stockholder will be a stockholder of record entitled to vote at the annual stockholder meeting and intends to appear in person or by proxy at the meeting to nominate the nominee, a description of all arrangements or understandings between the stockholder and the nominee (or other persons pursuant to which the nomination is to be made), such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC and the consent of the nominee to serve as a director if elected.

As stated in our corporate governance guidelines, our board of directors has no specific minimum qualifications for director candidates.  The board of directors will consider a potential director nominee’s ability to satisfy the need, if any, for any required expertise on the board of directors or one of its committees.  Historically, our management has recommended director nominees to the board of directors.  Because under the NYSE listing standards we may be deemed to be a controlled company, the board of directors believes that additional policies or procedures with regard to the consideration of director candidates recommended by its stockholders are not appropriate.

For proposals or director nominations to be brought at the 2010 annual meeting of stockholders but not included in the proxy statement for such meeting, our bylaws require that the proposal or nomination must be delivered or mailed to our principal executive offices in most cases no later than March 10, 2010.  Proposals and nominations should be addressed to our corporate secretary at CompX International Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas   75240-2697.

Communications with Directors.  Stockholders and other interested parties who wish to communicate with the board of directors or its non-management directors may do so through the following procedures.  Such communications not involving complaints or concerns regarding accounting, internal accounting controls and auditing matters related to us may be sent to the attention of our corporate secretary at CompX International Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas   75240-2697.  Provided that any such communication relates to our business or affairs and is within the function of our board of directors or its committees, and does not relate to insignificant or inappropriate matters, such communications, or summaries of such communications, will be forwarded to the chairman of our audit committee, who also serves as the presiding director of our non-management and independent director meetings.

Complaints or concerns regarding accounting, internal accounting controls and auditing matters, which may be made anonymously, should be sent to the attention of our general counsel with a copy to our chief financial officer at the same address as our corporate secretary.  These complaints or concerns will be forwarded to the chairman of our audit committee.  We will keep these complaints or concerns confidential and anonymous, to the extent feasible, subject to applicable law.  Information contained in such a complaint or concern may be summarized, abstracted and aggregated for purposes of analysis and investigation.

Compensation Committee Interlocks and Insider Participation.  As discussed above, for 2008 the management development and compensation committee was composed of Paul M. Bass, Jr. and Ann Manix.  No member of the committee:

•	was an officer or employee of ours during 2008 or any prior year;

•	had any related party relationships with us that requires disclosure under applicable SEC rules; or

•	had any interlock relationships under applicable SEC rules.

For 2008, no executive officer of ours had any interlock relationships within the scope of the intent of applicable SEC rules.  However, our chairman of the board is on the board of directors of Contran and Contran employs Steven L. Watson, who serves as one of our directors.

Code of Business Conduct and Ethics.  We have adopted a code of business conduct and ethics.  The code applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller.  Only the board of directors may amend the code.  Only our audit committee or other committee of the board of directors with specifically delegated authority may grant a waiver of this code.  We will disclose amendments to or waivers of the code as required by law and the applicable rules of the NYSE.

Corporate Governance Guidelines.  We have adopted corporate governance guidelines to assist the board of directors in exercising its responsibilities.  Among other things, the corporate governance guidelines provide for director qualifications, for independence standards and responsibilities, for approval procedures for ISAs and that our audit committee chairman presides at all meetings of the non-management or independent directors.

Availability of Corporate Governance Documents.  A copy of each of our audit committee charter, code of business conduct and ethics and corporate governance guidelines is available on our website at www.compx.com under the corporate section.  In addition, any person may obtain a copy of these three documents without charge, by sending a written request to the attention of our corporate secretary at CompX International Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas   75240-2697.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

AND OTHER INFORMATION

Compensation Discussion and Analysis.  This compensation discussion and analysis describes the key principles and factors underlying our executive compensation policies for our named executive officers.  We employed three of our named executive officers at December 31, 2008.  Our two other named executive officers at December 31, 2008 were employed and directly compensated by Contran and provided their services to us in 2008 under our ISA with Contran.

Compensation of our Named Executive Officers Employed by Us.  In 2008, we employed the following named executive officers:

Name	Position(s)

David A. Bowers	Vice Chairman of the Board, President and Chief Executive Officer
Corey J. Boland	Vice President
Scott C. James	Vice President

Overview.  Prior to 2006, we decided to forego long-term compensation (other than defined contribution plans that are generally available on a non-discriminatory basis to all employees) and implemented a compensation program that is primarily cash-based, with minimal perquisites, if any.  Our objectives for the primarily cash-based compensation program as it relates to our senior officers, including all of our named executive officers employed by us, are to:

•	have a total individual compensation package that is easy to understand;

•	encourage them to maximize long-term stockholder value; and

•
achieve a balanced compensation package that would attract and retain highly qualified senior officers and appropriately reflect each such officer’s individual performance, contributions and general market value.

In furtherance of our objectives and in an effort to separate annual operating planning from annual incentive compensation, we implemented discretionary incentive bonuses for our senior officers.  As a result, annual compensation for our named executive officers employed by us primarily consists of base salaries and discretionary incentive bonuses.

We do not base our employed named executive officer compensation on any specific measure of, or formula based upon, our financial performance, although we do consider our financial performance as one factor in determining the compensation of our employed named executive officers.  We determine the amount of each component of such compensation solely on our collective business judgment and experience, without performing any independent market research.  We do not enter into any written employment agreements with our employed named executive officers.

Base Salaries.  We have established the annual base salaries for our employed named executive officers on a position-by-position basis based on responsibility and experience.  We pay this portion of each of our employed named executive officer’s compensation to provide him with a reliable amount of compensation for the year, subject to his continued at-will employment and satisfactory performance for his services at the level of his responsibilities.  Our chief executive officer has the responsibility to conduct annual internal reviews of our employed named executive officer salary levels in order to rank salary, individual performance and job value to each position.  He then makes recommendations on salaries, other than his own, to our chairman of the board and then to our management development and compensation committee.  The chairman of the board makes recommendations on our chief executive officer’s salary to the committee.  The committee reviews the recommendations regarding changes in salaries for executive officers and may take such action, including modifications to the recommendations, as it deems appropriate.  The recommendations of our chief executive officer and our chairman of the board and the determinations of our management development and compensation committee are based on our evaluations of the past year annual base-salary amounts with adjustments made as result of our past and expected future financial performance, inflation, past and potential future individual performance and contributions or alternative career opportunities that might be available to our named executive officers employed by us, without performing any independent market research.  We approved in the fourth quarter of 2005, 2006 and 2007 increases in the base salaries effective January 1 of the following year for:

•	Mr. Bowers of 6.1%, 4.3% and 4.0%, respectively, primarily to account for inflation and our general financial performance; and

•
Mr. James of 9.6%, 7.8% and 4.0%, respectively, primarily to account for inflation and our general financial performance and with respect to the salaries for 2006 and 2007, for increased responsibility.

Mr. Boland received two salary increases for 2008.  His first 2008 salary increase of 7.6% was granted effective in April 2008 while he was vice president, engineering of Waterloo primarily to recognize additional responsibility, to account for the financial performance of his operating unit and for inflation.  His second 2008 salary increase of 12.5% was granted to him in May 2008 as the first of two salary increases recognizing his promotion to one of our executive officers in May 2008.  Mr. Boland received an additional salary increase of 12.5% in January 2009 as the second of the two increases recognizing his promotion in May 2008.  Other than Mr. Boland’s January 2009 salary increase, we instituted a salary freeze for 2009 for our named executive officers.

In all cases, no specific measure of, or formula based upon, our financial performance was utilized in determining the increase in an executive officer’s base salary for a year, although we did consider our financial performance as one factor in determining such increase.  There is no specific weighing of factors in determining such increases.  The salaries for our named executive officers employed by us are disclosed in their salary column in the Summary Compensation table in this proxy statement for each year of the last three years in which such officer served as one of our executive officers.

Annual Incentive Bonuses. We pay discretionary incentive bonuses annually in cash to each of our employed named executive officers to motivate him to achieve higher levels of performance in attaining our corporate goals and reward him for such performance.  We determine the amount of any such incentive bonuses we pay our named executive officers employed by us on a year-end discretionary evaluation of each such officer’s responsibility, performance, attitude and potential.  The amount of the incentive bonus is also influenced by the amount of the named executive officer’s base salary and prior year incentive bonus as well as our financial performance.  We based our award of incentive bonuses for each year primarily upon the chairman of the board’s recommendation regarding the chief executive officer, the chief executive officer’s recommendations regarding the other named executive officers employed by us and the determinations of our management development and compensation committee, which may take such action, including modifications to the recommendations, as it deems appropriate.  No specific overall performance measures were utilized and there is no specific measure of, or formula based upon, our financial performance that was utilized in determining an employed named executive officer’s bonus, although we did consider our financial performance as one factor in determining such bonus.  Additionally, there is no specific weighing of factors considered in the determination of incentive bonuses paid to these executive officers.

We approved discretionary incentive bonuses for our employed named executive officers in the last three years as a percentage of the officer’s base salary as follows.

	Discretionary Incentive Bonuses as a Percentage of Base Salary for Years in which the Recipient was an Executive Officer of CompX
Named Executive Officer	2008 (1)	2007 (2)	2006 (2)

David A. Bowers	0%	100%	100%
Corey J. Boland	62%	(3)	(3)
Scott C. James	62%	100%	100%

(1)	These bonuses were approved by our management development and compensation committee in the first quarter of 2009 and paid in 2009 for performance in 2008.
(2)	These bonuses were approved by our management development and compensation committee in the fourth quarter of the year and paid in that year.
(3)	Mr. Boland was not an executive officer of ours in these years.

The decline in the 2008 discretionary incentive bonuses as a percentage of base salary reflects our 2008 financial performance.  In considering the amount of the bonuses, management recommended, and our management development and compensation committee considered, among other things, that we achieved 2008 operating income margins of greater than 10% in our two largest divisions in difficult economic times.  These discretionary incentive bonuses are disclosed in the bonus column in the Summary Compensation table in this proxy statement.

Defined Contribution Plans.  We pay discretionary annual contributions to the CompX Capital Accumulation Pension Plan, a profit sharing defined contribution plan, and the CompX Contributory Retirement Plan, a 401(k) defined contribution plan.  Participants of these plans are employees of certain of our domestic operations.  In March of each year, upon the recommendation of our chief executive officer and the approval of our management development and compensation committee, we contributed for the plan year that ended on December 31 of the prior year, subject to certain limitations under the respective plans and the U.S. Internal Revenue Code of 1986:

•
to the Capital Accumulation Pension Plan for each of the last three plan years, 7.25% of that year’s earnings before taxes of our National Lock and Timberline units for 2007 and 2006 and our CompX security products division and Livorsi marine components unit for 2008 (with certain adjustments); and

•
to our 401(k) plan for each of the last three plan years, a matching contribution of 5% of the earnings before taxes of the participant’s business unit up to 100% of the participant’s eligible earnings.

Each of Messrs. Bowers and James received such contributions, which are disclosed in his all other compensation column in the Summary Compensation table in this proxy statement.  For each of the 2008, 2007 and 2006 plan years, the committee approved a total contribution for all of the participants in the Capital Accumulation Pension Plan and the 401(k) Plan of approximately $1.6 million, $1.9 million and $1.8 million, respectively, subject to certain limitations of the Internal Revenue Code and the respective plans.

We also contributed annually to Mr. Boland’s account under the Registered Pension Plan for Employees of Waterloo Furniture Components Ltd., a defined contribution plan sponsored by our Canadian subsidiary.  The amount of the contribution is set by Canadian law based on Mr. Boland’s annual cash compensation.  The contributions we made to Mr. Boland under this plan for the 2008 plan year is included in his all other compensation column in the Summary Compensation table in this proxy statement.

Equity-Based Compensation.  Prior to 2006, we decided to forego the grant of any equity compensation to our employees, although we continue to grant annual awards of stock to our nonemployee directors as a portion of their annual retainers.  We also do not have any security ownership requirements or guidelines for our management or directors.  We do not currently anticipate any equity-based compensation will be granted in 2009, other than annual grants of stock to our nonemployee directors.  See the Director Compensation section in this proxy statement for a discussion of these annual grants. The dollar amount for option awards appearing in the Summary Compensation table represents the expense or income we recognized for financial statement reporting purposes in each of the last three years for stock options to purchase shares of our class A common stock, which stock options were granted prior to 2006.

Compensation of our Named Executive Officers Employed by Contran.  For each of the last three years, we paid Contran a fee for services provided pursuant to our ISA with Contran, which fee was approved by our independent directors after receiving the recommendation of our management development and compensation committee.  Such services provided under this ISA included the services of the following executive officers of ours:

Name	Positions with CompX

Glenn R. Simmons	Chairman of the Board
Darryl R. Halbert	Vice President, Chief Financial Officer and Controller
J. Mark Hollingsworth	Vice President and General Counsel
Kelly D. Luttmer	Vice President and Tax Director

The nature of the duties of each of our named executive officers who are employees of Contran are consistent with the duties normally associated with the officer titles and positions such officer holds with us.  Other than Mr. Halbert, each of these persons also serves as an executive officer of Contran.

The charge under this ISA reimburses Contran for its cost of employing the personnel who provide the services by allocating such cost to us based on the estimated time such personnel were expected to devote to us over the year.  The amount of the fee we paid for each year under this ISA for a person who provided services to us represents, in management’s view, the reasonable equivalent of “compensation” for such services.  See the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement for the aggregate amount we paid to Contran in 2008 under this ISA.  Under the various ISAs among Contran and its subsidiaries, we share the cost of the employment of Messrs. Glenn Simmons and Hollingsworth and Ms. Luttmer with Contran and certain of its other publicly held subsidiaries.  Mr. Halbert, however, provides all of his services to us and no other unconsolidated affiliate of ours.  Therefore, the portion of the charge under this ISA related to his services represents a full 2,080-hour year for his services for each reported year.  For Mr. Glenn Simmons, the portion of the annual charge we paid in 2008 to Contran under this ISA attributable to his services and the amount we paid for his director services is set forth in the 2008 Director Compensation table in this proxy statement.  For Mr. Halbert, the portion of the annual charge we paid in each reported year to Contran under this ISA attributable to his services is set forth in his salary column in the Summary Compensation table in this proxy statement.  Mr. Hollingsworth became an executive officer of ours in 2007.  Accordingly, only the 2007 and 2008 charges to us under this ISA attributable to his services are set forth in his salary column in the Summary Compensation table in this proxy statement.  For Ms. Luttmer, the portion of the annual charge we paid for each of the last three years to Contran under this ISA attributable to her services was less than the SEC disclosure threshold.  The amount charged under the ISA is not dependent upon our financial performance.

We believe the cost of the services received under the ISA with Contran, after considering the quality of the services received, is fair to us and is no less favorable to us than we could otherwise obtain from an unrelated third party for comparable services, based solely on our collective business judgment and experience without performing any independent market research.

In the last quarter of the prior year and the early part of each current year, Contran’s senior management, including certain of our named executive officers, estimated the number of hours (out of a standard 2,080-hour year) that each Contran employee, including our named executive officers employed by Contran, was expected to devote in such current year to Contran and its subsidiaries, including us.  Contran’s senior management then allocated Contran’s cost of employing each of its employees among Contran and its various subsidiaries based on the ratio of the estimated hours of service devoted to each company and the total number of standard hours in a year.  The cost of each officer’s services that is allocated for each of the last three years was the sum of the following:

•	the annualized base salary of such officer at the beginning of the year;

•
the bonus Contran paid or accrued for such officer (other than bonuses for specific matters) in the prior year, which served as a reasonable approximation of the bonus that may be paid or accrued in the current year for such officer; and

•
Contran’s portion of the social security and medicare taxes on such base salary and an estimated overhead factor (17% for 2008 as compared to 19% for 2007 and 21% for 2006) applied to the base salary for the cost of medical and life insurance benefits, unemployment taxes, disability insurance, defined benefit and defined contribution plan benefits, professional education and licensing and costs of providing an office, equipment and supplies related to the provision of such services.

The overhead factor declined in 2007 as compared to 2006, and further declined in 2008 as compared to 2007, in each case as a result of Contran achieving some economies of scale and being able to spread the fixed costs included in determining the overhead factor over a greater number of employees providing services under various ISAs.  Contran’s senior management subsequently made such adjustments to the details of the proposed ISA charge as they deemed necessary for accuracy, overall reasonableness and fairness to us.

In the first quarter of each year, the proposed charge for that year under our ISA with Contran was presented to our management development and compensation committee to determine whether the committee would recommend that our board of directors approve the ISA charge.  Among other things during such presentation, the committee was informed of:

•	the quality of the services Contran provides to us, including the quality of the services certain of our executive officers provide to us;

•	the $1.0 million charge to us for the services of Harold C. Simmons for his consultation and advice to our chief executive officer regarding major strategic corporate matters;

•	the comparison of the ISA charge and number of full-time equivalent employees reflected in the charge by department for the prior year and proposed for the current year;

•
the comparison of the prior year and proposed current year charges by department and in total and such amounts as a percentage of Contran’s similarly calculated costs for its departments and in total for those years; and

•	the comparison of the prior year and proposed current year average hourly rate.

In determining whether to recommend that the board of directors approve the proposed ISA fee, the management development and compensation committee considers the three elements of Contran’s cost of employing the personnel who provide services to us, including the cost of employing our named executive officers, in the aggregate and not individually.  After such presentations and following further discussion and review, our management development and compensation committee recommended that our board of directors approve the proposed ISA fee after concluding that:

•
the cost to employ the additional personnel necessary to provide the quality of the services provided by Contran would exceed the proposed aggregate fee to be charged by Contran to us under this ISA; and

•	the cost for such services would be no less favorable than could otherwise be obtained from an unrelated third party for comparable services.

In reaching its recommendation, our management development and compensation committee did not review:

•
any ISA charge from Contran to any other publicly held parent or sister company because such charge was separately reviewed by the management development and compensation committee of the applicable company; and

•	the compensation policies of Contran because:

o	each of our named executive officers, other than Mr. Halbert, provides services to many companies related to Contran, including Contran itself;

o	the fee we pay to Contran under the ISA each year does not represent all of Contran’s cost of employing each of such named executive officers;

o	Contran and these other companies related to Contran absorb the remaining amount of Contran’s cost of employing each of such named executive officers; and

o
the members of our management development and compensation committee consider the other factors discussed above in determining whether to recommend that the proposed ISA fee for each year be approved by the full board of directors.

Based on the recommendations of our committee, our independent directors approved the proposed annual ISA charge effective January 1st of each year, with our other directors abstaining.

For financial reporting and income tax purposes, the ISA fee is expensed as incurred on a quarterly basis.  Contran has implemented a limit of $1.0 million on any individual’s charge to a publicly held company in order to enhance the deductibility by the company of the charge for tax purposes under Section 162(m) of the Internal Revenue Code of 1986, if such section were somehow to be deemed applicable.  Section 162(m) generally disallows a tax deduction to publicly held companies for non-performance based compensation over $1.0 million paid to the company’s chief executive officer and four other most highly compensated executive officers.

Deductibility of Compensation.  It is our general policy to structure the performance-based portion of the compensation of our executive officers in a manner that enhances our ability to deduct fully such compensation under Section 162(m) of the Internal Revenue Code.

Compensation Committee Report.  The management development and compensation committee has reviewed with management the Compensation Discussion and Analysis section in this proxy statement.  Based on the committee’s review and a discussion with management, the committee recommended to the board of directors that our compensation discussion and analysis be included in this proxy statement.

The following individuals, in the capacities indicated, hereby submit the foregoing report.

Paul M. Bass, Jr. Chairman of our Management Development and Compensation Committee	Ann Manix Member of our Management Development and Compensation Committee

Summary of Cash and Certain Other Compensation of Executive Officers.  The Summary Compensation table below provides information concerning compensation we and our subsidiaries paid or accrued for services rendered during the last three years by our chief executive officer, chief financial officer and each of the three other most highly compensated individuals with compensation over $100,000 (in certain instances, based on ISA charges to us) who were our executive officers at December 31, 2008.  Messrs. Halbert and Hollingsworth were employees of Contran for the last three years and provided their services to us and our subsidiaries pursuant to our ISA with Contran.  For a discussion of this ISA, see the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement.

2008 SUMMARY COMPENSATION TABLE (1)

Name and Principal Position	Year	Salary		Bonus	Option Awards (2)	All Other Compensation		Total

David A. Bowers	2008	$379,518		$ -0-	$ -0-	$33,098	(3)	$412,616
Vice Chairman of the Board,	2007	364,751		365,000	-0-	26,848	(3)	756,599
President and Chief	2006	349,627		350,000	29,520	32,389	(3)	761,536
Executive Officer

Darryl R. Halbert	2008	541,600	(4)	-0-	-0-	-0-		541,600
Vice President, Chief Financial	2007	519,500	(4)	-0-	-0-	-0-		519,500
Officer and Controller	2006	481,000	(4)	-0-	9,580	-0-		490,580

Scott C. James	2008	257,794		160,000	-0-	33,098	(3)	450,892
Vice President	2007	247,695		248,000	-0-	26,848	(3)	522,543
	2006	229,713		230,000	19,680	32,389	(3)	511,782

Corey J. Boland (5)	2008	142,426		94,532	-0-	4,596	(6)	241,554
Vice President

J. Mark Hollingsworth (7)	2008	118,800	(4)	-0-	-0-	-0-		118,800
Vice President and	2007	85,800	(4)	-0-	-0-	-0-		85,800
General Counsel

——————————

(1)	Certain non-applicable columns have been omitted from this table.

(2)
Represents the expense we recognized for financial statement reporting purposes in 2006 for stock options to purchase shares of our class A common stock we granted to this named executive officer prior to 2003 under our 1997 Long-Term Incentive Plan.  This expense was determined by applying FAS 123R (disregarding any estimate of forfeitures related to service based vesting conditions) and calculated using the Black-Scholes stock option valuation model with the following weighted average assumptions:

•	a stock price volatility of 37% to 45%;
•	risk-free rates of return of 5.1% to 6.9%;
•	dividend yields of nil to 5.0%; and
•	an expected term of ten years.

(3)
All other compensation for Messrs. Bowers and James consisted of our matching contributions to their accounts under our 401(k) Plan and our contributions to their accounts under the CompX Capital Accumulation Pension Plan, a defined contribution plan, as follows:

Named Executive Officer	Year	Employer’s 401(k) Plan Matching Contributions	Employer’s Capital Accumulation Pension Plan Contributions	Total

David A. Bowers	2008	$11,406	$21,692	$33,098
	2007	6,092	20,756	26,848
	2006	11,611	20,778	32,389

Scott C. James	2008	11,406	21,692	33,098
	2007	6,092	20,756	26,848
	2006	11,611	20,778	32,389

See the discussion of our retirement plan contributions in the Compensation Discussion and Analysis section of this proxy statement.

(4)
Messrs. Halbert and Hollingsworth are employees of Contran and provide their executive officer services to us pursuant to our ISA with Contran.  The amount shown in the table as salary compensation for them represents the portion of the fees we paid to Contran pursuant to the ISA attributable to the services each of them rendered to us.  As further discussed in the Compensation Discussion and Analysis section of this proxy statement, the ISA charges disclosed for Contran employees who perform executive officer services to us and our subsidiaries are based on the estimated hours such individual spends fulfilling such duties.

(5)
Mr. Boland was elected one of our executive officers effective May 7, 2008.  Waterloo paid Mr. Boland his salary, cash bonus, contributions to his account under Waterloo’s defined contribution plan and life insurance premiums in Canadian dollars.  We report these amounts in the table above in U.S. dollars based on an average exchange rate for 2008 of CN$0.94532 per US$1.00.

(6)	As shown below, all other compensation for Mr. Boland consisted of the following payments:

•	Waterloo’s contribution to Mr. Boland’s account under the Registered Pension Plan for Employees of Waterloo Furniture Components Ltd., a defined contribution plan, for the 2008 plan year; and
•	life insurance premiums for his benefit.

Named Executive Officer	Year	Waterloo Registered Pension Plan Contributions	Life Insurance Premiums (a)	Total

Corey J. Boland	2008	$3,854	$742	$4,596

(7)	Mr. Hollingsworth was elected one or our executive officers effective May 30, 2007.

2008 Grants of Plan-Based Awards.  In 2008, we did not grant any stock, stock options or other plan-based awards to our named executive officers.

Outstanding Equity Awards at December 31, 2008.  The following table provides information with respect to the outstanding stock options to purchase shares of our class A common stock held by our named executive officers as of December 31, 2008.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008 (1)

	Option Awards
Name	Number of Shares Underlying Unexercised Options at December 31, 2008 (#) (2)		Option Exercise Price	Option Expiration Date
	Exercisable	Unexercisable

David A. Bowers	15,000	-0-	$17.94	02/17/09
	25,000	-0-	18.38	02/10/10
	40,000

——————————

(1)	Certain non-applicable columns have been omitted from this table.

(2)
These stock options vested at a rate of 20% on each of the first five anniversary dates of the date of grant of the stock option, which date of grant was the tenth anniversary prior to the expiration date of the stock option.

Option Exercises and Stock Vested.  During 2008, no named executive officer exercised any stock options or had any stock awards vest.

Pension Benefits.  We do not have any defined benefit pension plans in which our named executive officers participate.

Nonqualified Deferred Compensation.  We do not owe any nonqualified deferred compensation to our named executive officers.

Director Compensation.  Our directors who are not employees of us or our subsidiaries are entitled to receive compensation for their services as directors.  Directors who received such compensation in 2008 were Paul M. Bass, Jr., Norman S. Edelcup, Edward J. Hardin, Ann Manix, Glenn R. Simmons and Steven L. Watson.

Our nonemployee directors receive an annual retainer of $20,000, paid in quarterly installments, plus a fee of $1,000 per day for attendance at meetings of the board of directors or its committees and at a daily rate ($125 per hour) for other services rendered on behalf of our board of directors or its committees.  In addition to the annual retainers for service on the board of directors, the chairman of our audit committee and any member of our audit committee whom the board identified as an “audit committee financial expert” for purposes of the annual proxy statement receive an annual retainer of $20,000, paid in quarterly installments (provided that if one person serves in both capacities only one such retainer is paid), and other members of our audit committee receive an annual retainer of $10,000, paid in quarterly installments, for their service on the audit committee.  Members of our management development and compensation committee also receive an annual retainer of $2,000, paid in quarterly installments, for their service on that committee.  If a nonemployee director dies while serving on our board of directors, his designated beneficiary or estate will be entitled to receive a death benefit equal to the annual retainer then in effect.  We reimburse our nonemployee directors for reasonable expenses incurred in attending meetings and in the performance of other services rendered on behalf of our board of directors or its committees.

On the day of each annual stockholder meeting, each of our nonemployee directors elected on that date receives a grant of shares of our class A common stock as determined by the following formula based on the closing price of a share of our class A common stock on the date of such meeting.

Range of Closing Price Per Share on the Date of Grant	Shares of Class A Common Stock to Be Granted

Under $5.00	2,000
$5.00 to $9.99	1,500
$10.00 to $20.00	1,000
Over $20.00	500

The following table provides information with respect to compensation our nonemployee directors earned or received for their 2008 director services provided to us.

2008 DIRECTOR COMPENSATION (1)

Name	Fees Earned or Paid in Cash (2)	Stock Awards (3)	All Other Compensation (4)	Total

Paul M. Bass, Jr. (5)	$38,000	$9,060	$-0-	$47,060
Norman S. Edelcup	46,000	9,060	-0-	55,060
Edward J. Hardin (5)	24,000	9,060	-0-	33,060
Ann Manix (5)	39,000	9,060	-0-	48,060
Glenn R. Simmons (5)	23,000	9,060	37,000	69,060
Steven L. Watson (5)	23,000	9,060	81,100	113,160

——————————

(1)	Certain non-applicable columns have been omitted from this table.

(2)	Represents retainers and meeting fees the director received or earned for director services he provided to us in 2008.

(3)
Represents the value of 1,500 shares of our class A common stock we granted to each of these directors. For the purposes of this table and financial statement reporting, these stock awards were valued at the closing price per share of such shares on their date of grant, which closing price and date of grant were $6.04 and May 28, 2008, respectively.

(4)	Represents the portion of the annual charge we paid in 2008 to Contran under our ISA with Contran attributable to the nondirector services such person provided to us under the ISA.

(5)
As of December 31, 2008, the following nonemployee directors held the following stock options exercisable for shares of our class A common stock, all of which stock options were granted for director services:

Name	Aggregate Number of Shares Underlying Outstanding Stock Options Held by Such Director at December 31, 2008

Paul M. Bass, Jr.	8,000
Edward J. Hardin	8,000
Ann Manix	8,000
Glenn R. Simmons	6,000
Steven L. Watson	6,000

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership with the SEC, the NYSE and us.  Based solely on the review of the copies of such forms and representations by certain reporting persons, we believe that for 2008 our executive officers, directors and 10% stockholders complied with all applicable filing requirements under section 16(a), other than a Form 4 Harold C. Simmons filed on October 22, 2008 after the required filing date that reported two purchases of shares of our class A common stock on October 14, 2008.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related Party Transaction Policy.  As set forth in our code of business conduct and ethics, from time to time, we engage in transactions with affiliated companies.  In addition, certain of our executive officers and directors serve as executive officers and directors of affiliated companies.  With respect to transactions between or involving us and one or more of our affiliates, it is not a violation of the code if the transaction, in our opinion, is no less favorable to us than could be obtained from unrelated parties, or the transaction, in the absence of stockholder ratification or approval by our independent directors, is fair to all companies involved.  Furthermore, the code provides that:

•	directors and officers owe a duty to us to advance our legitimate interests when the opportunity to do so arises; and

•
they are prohibited from (a) taking for themselves personally opportunities that properly belong to us or are discovered through the use of our property, information or position; (b) using corporate property, information or position for improper personal gain; and (c) competing with our interests.

Our executive officers are responsible for applying this policy to related parties.  No specific procedures are in place, however, that govern the treatment of transactions among us and our related entities, although we and such entities may implement specific procedures as appropriate for particular transactions.  Provided, in our judgment, the standard set forth in the code of business conduct and ethics is satisfied, we believe, given the number of companies affiliated with Contran, that related party transactions with our affiliates, in many instances (such as achieving economies of scale), are in our best interest.  In certain instances, our executive officers may seek the approval or ratification of such transactions by our independent directors, but there is no quantified threshold for seeking this approval.

Relationships with Related Parties.  As set forth under the Security Ownership section of this proxy statement, Harold C. Simmons, through Contran, may be deemed to control us.  We and other entities that may be deemed to be controlled by or related to Mr. Simmons sometimes engage in the following:

•
intercorporate transactions, such as guarantees, management, expense and insurance sharing arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties; and

•
common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of an equity interest in another related party.

We periodically consider, review and evaluate and understand that Contran and related entities periodically consider, review and evaluate such transactions.  Depending upon the business, tax and other objectives then relevant and restrictions under indentures and other agreements, it is possible that we might be a party to one or more of such transactions in the future.  In connection with these activities, we may consider issuing additional equity securities or incurring additional indebtedness.  Our acquisition activities have in the past and may in the future include participation in acquisition or restructuring activities conducted by other companies that may be deemed to be related to Harold C. Simmons.

Certain directors or executive officers of Contran, Keystone, Kronos Worldwide, NL, TIMET or Valhi also serve as our directors or executive officers.  Such relationships may lead to possible conflicts of interest.  These possible conflicts of interest may arise under circumstances in which such companies may have adverse interests.  In such an event, we implement such procedures as appropriate for the particular transaction.

Intercorporate Services Agreements.  As discussed elsewhere in this proxy statement, we and certain related companies have entered into ISAs.  Under the ISAs, employees of one company provide certain services, including executive officer services, to the other company on a fixed fee basis.  The services rendered under the ISAs may include executive, management, financial, internal audit, accounting, tax, legal, insurance, real estate management, environmental management, risk management, treasury, aviation, human resources, technical, consulting, administrative, office, occupancy and other services as required from time to time in the ordinary course of the recipient’s business.  The fees paid pursuant to the ISAs are generally based upon an estimate of the time devoted by employees of the provider of the services to the business of the recipient and the employer’s cost related to such employees, which includes the employees’ cash compensation and an overhead component that takes into account other employment related costs.  Generally, each of the ISAs renews on a quarterly basis, subject to the termination by either party pursuant to a written notice delivered 30 days prior to the start of the next quarter.  Because of the number of companies related to Contran and us, we believe we benefit from cost savings and economies of scale gained by not having certain management, financial, legal, tax, real estate and administrative staffs duplicated at each company, thus allowing certain individuals to provide services to multiple companies.  With respect to a publicly held company that is a party to an ISA, the ISA and the related aggregate annual charge are approved by the independent directors of the company after receiving a recommendation from the company’s management development and compensation committee.  See the Compensation of our Named Executive Officers Employed by Contran part of the Compensation Discussion and Analysis section in this proxy statement for a more detailed discussion on the procedures and considerations taken by our independent directors in approving the aggregate 2008 ISA fee charged by Contran to us.

The services of Harold C. Simmons provided to us under our ISA with Contran include consultation and advice to our chief executive officer and our other senior management concerning major strategic corporate matters.  Such matters may include acquisitions or dispositions of certain assets (including investments) or operations, strategic business plans, business reorganizations and restructurings, financing and other capital raising initiatives, legal and litigation strategies, tax planning strategies and other matters.

In 2008, we paid Contran fees of $3.1 million for its services under the ISA between Contran and us, including $1.0 million for the services of Harold C. Simmons.  In 2009, we expect to pay Contran fees of $3.2 million for its services under this ISA, including $1.0 million for the services of Harold C. Simmons.  We also pay director fees and expenses directly to Messrs. Glenn Simmons and Watson for their services as our directors.

Insurance Matters.  We and Contran participate in a combined risk management program.  Pursuant to the program, Contran and certain of its subsidiaries and related entities, including us and certain of our subsidiaries and related entities, purchase certain insurance policies as a group, with the costs of the jointly owned policies being apportioned among the participating companies.  Tall Pines and EWI provide for or broker these insurance policies.  Tall Pines is a captive insurance company wholly owned by Valhi, and EWI is a reinsurance brokerage and risk management company wholly owned by NL.  Consistent with insurance industry practices, Tall Pines and EWI receive commissions from insurance and reinsurance underwriters and/or assess fees for the policies that they provide or broker.

With respect to certain of such jointly owned insurance policies, it is possible that unusually large losses incurred by one or more insureds during a given policy period could leave the other participating companies without adequate coverage under that policy for the balance of the policy period.  As a result, Contran and certain of its subsidiaries or related companies, including us, have entered into a loss sharing agreement under which any uninsured loss is shared by those companies who have submitted claims under the relevant policy.  We believe the benefits in the form of reduced premiums and broader coverage associated with the group coverage for such policies justify the risks associated with the potential for any uninsured loss.

During 2008, we paid premiums of approximately $1.2 million for insurance policies Tall Pines provided or EWI brokered.  This amount principally included payments for reinsurance and insurance premiums paid to unrelated third parties, but also included commissions paid to Tall Pines and EWI.  Tall Pines purchases reinsurance for substantially all of the risks it underwrites.  In our opinion, the amounts we paid for these insurance policies and the allocation among us and our related entities of these insurance premiums are reasonable and are less than the costs we would incur if such policies were obtained or brokered through third parties.  We expect that these relationships with Tall Pines and EWI will continue in 2009.  Because we believe there is no conflict of interest regarding our participation in the combined risk management program, our audit committee received a report regarding this program but our independent directors were not asked to approve it.

Tax Matters.  We and our qualifying subsidiaries are members of the consolidated U.S. federal tax return of which Contran is the parent company, which we refer to as the “Contran Tax Group.”  As a member of the Contran Tax Group and pursuant to certain tax sharing agreements or policies, each of the members and its qualifying subsidiaries compute provisions for U.S. income taxes on a separate company basis using tax elections made by Contran.  Pursuant to the tax sharing agreements or policies and using tax elections made by Contran, each of the parties makes payments or receives payments in amounts it would have paid to or received from the U.S. Internal Revenue Service had it not been a member of the Contran Tax Group but instead had been a separate taxpayer.  Refunds are generally limited to amounts previously paid under the respective tax sharing agreement or policy.  We and our qualifying subsidiaries are also a part of consolidated tax returns filed by Contran in certain U.S. state jurisdictions.  The terms of the applicable tax sharing agreements or policies also apply to state payments to these jurisdictions.

Under applicable law, we, as well as every other member of the Contran Tax Group, are each jointly and severally liable for the aggregate federal income tax liability of Contran and the other companies included in the group for all periods in which we are included in the group.  Contran’s policy, however, is to indemnify us for any liability for income taxes of the Contran Tax Group in excess of our tax liability previously computed and paid by us in accordance with the tax allocation policy.

Under certain circumstances, tax regulations could require Contran to treat items differently than we would have treated them on a stand alone basis.  In such instances, accounting principles generally accepted in the United States of America require us to conform to Contran’s tax elections.  In 2008, pursuant to our tax sharing agreement and policies with NL, we made net cash payments to NL of approximately $5.2 million.  Because the calculation of our tax payments or refunds is determined pursuant to applicable tax law, our independent directors were not asked to approve our tax agreement or policies or such payments or refunds.

Loan from TFMC.  In October 2007, we on a net basis purchased and/or cancelled approximately 2.7 million shares of our class A common stock formerly held directly or indirectly by TFMC for $19.50 per share paid in the form of a consolidated promissory note pursuant to a stock purchase agreement between us and TFMC and a merger agreement among CompX Group, Inc., our former parent in which NL and TFMC were the sole stockholders, and CompX KDL LLC, our former wholly owned subsidiary.  The price per share was determined based on our open market purchases of our class A common stock around the time of the approval of these transactions.  The stock purchase agreement and the merger agreement were approved by the independent directors of us and TIMET.

Pursuant to such transactions, among other things, we issued a consolidated unsecured term loan promissory note to TFMC in the original principal amount of $52,580,190 that:

•	matures on September 30, 2014;

•	bears interest at an annual rate of LIBOR plus 1.00%;

•	requires quarterly principal payments of $250,000 beginning on September 30, 2008;

•	does not have prepayment penalties; and

•	is subordinated to the our credit agreement with Wachovia Bank, National Association and certain other banks.

During 2008, the largest amount of principal that we owed to TFMC was $50.0 million.  At March 25, 2009, we owed TFMC under this note $43.0 million of outstanding principal.  In 2008, we paid TFMC approximately $7.0 million of principal and $2.2 million of interest on the consolidated promissory note.

Law Firm Relationship.  Contran and its related entities, including us, engaged and paid in 2008 to Rogers & Hardin LLP, a law firm of which our director Edward J. Hardin is a partner, in the aggregate approximately $43,100 in fees and expenses for legal services Rogers & Hardin LLP rendered to such entities.  We presently expect, and understand that Contran and its other affiliates presently expect, to continue their relationship with Rogers & Hardin LLP in 2009.

Simmons Family Matters.  In addition to the services he provides under our ISA with Contran as discussed under the Intercorporate Services Agreements section above, certain family members of Harold C. Simmons also provide services to us pursuant to this ISA.  In 2008, L. Andrew Fleck (a step-son of Harold C. Simmons) provided certain real property management services to us pursuant to this ISA.  The portion of the fees we paid to Contran in 2008 pursuant to this ISA attributable to the services of Mr. Fleck was not enough to require quantification under SEC rules.  See the Intercorporate Services Agreements section above for a more detailed discussion on the procedures and considerations taken by our independent directors in approving the aggregate 2008 ISA fee Contran charged us.  As disclosed in the Director Compensation table in this proxy statement, Mr. Glenn Simmons (a brother of Harold Simmons) also provided us nondirector services under our ISA with Contran and received compensation in cash and stock from us for his services as a director for 2008.  We expect similar compensation expenses and ISA charges regarding Messrs. Glenn Simmons and Fleck for 2009.

AUDIT COMMITTEE REPORT

Our audit committee of the board of directors is comprised of three directors and operates under a written charter adopted by the board of directors.  All members of our audit committee meet the independence standards established by the board of directors and the NYSE and promulgated by the SEC under the Sarbanes-Oxley Act of 2002.  The audit committee charter is available on our website at www.compx.com under the corporate section.

Our management is responsible for, among other things, preparing our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or “GAAP,” establishing and maintaining internal control over financial reporting (as defined in Securities Exchange Act Rule 13a-15(f)).  Our independent registered public accounting firm is responsible for auditing our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on the conformity of the financial statements with GAAP.  Our audit committee assists the board of directors in fulfilling its responsibility to oversee management’s implementation of our financial reporting process.  In its oversight role, our audit committee reviewed and discussed the audited financial statements with management and with PwC, our independent registered public accounting firm for 2008.  Our audit committee also reviewed and discussed our internal control over financial reporting with management and with PwC.

Our audit committee met with PwC and discussed any issues deemed significant by our independent registered public accounting firm, including the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committee, as amended, as adopted by the Public Company Accounting Oversight Board.  PwC has provided to our audit committee written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and our audit committee discussed with PwC that firm’s independence.  Our audit committee also concluded that PwC’s provision of other permitted non-audit services to us and our related entities is compatible with PwC’s independence.

Based upon the foregoing considerations, our audit committee recommended to the board of directors that our audited financial statements be included in our 2008 Annual Report on Form 10-K for filing with the SEC.

Members of our audit committee of the board of directors respectfully submit the foregoing report.

Norman S. Edelcup Chairman of our Audit Committee	Paul M. Bass, Jr. Member of our Audit Committee	Ann Manix Member of our Audit Committee

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS

Independent Registered Public Accounting Firm.  PwC served as our independent registered public accounting firm for the year ended December 31, 2008.  Our audit committee has appointed PwC to review our quarterly unaudited condensed consolidated financial statements to be included in our Quarterly Reports on Form 10-Q for the first quarter of 2009.  We expect PwC will be considered for appointment to:

•
review our quarterly unaudited condensed consolidated financial statements to be included in our Quarterly Reports on Form 10-Q for the second and third quarters of 2009 and the first quarter of 2010; and

•	audit our annual consolidated financial statements and internal control over financial reporting for the year ending December 31, 2009.

Representatives of PwC are not expected to attend the annual meeting.

Fees Paid to PricewaterhouseCoopers LLP.  The following table shows the aggregate fees that our audit committee has authorized and PwC has billed or is expected to bill to us for services rendered for 2007 and 2008.  Additional fees for 2008 may subsequently be authorized and paid to PwC, in which case the amounts disclosed below for fees paid to PwC for 2008 would be adjusted to reflect such additional payments in our proxy statement relating to next year’s annual stockholder meeting.  In this regard, the fees shown below for 2007 have been adjusted from amounts disclosed in our proxy statement for last year’s annual stockholder meeting.

Type of Fees	2007	2008

Audit Fees (1)	$675,000	$693,600
Audit-Related Fees (2)	7,500	6,600
Tax Fees (3)	10,400	14,000
All Other Fees	-0-	-0-

Total	$692,900	$714,200
——————————

(1)	Fees for the following services:

(a)
audits of consolidated year-end financial statements and of internal control over financial reporting for each year based on the scope required for our parent companies to report on their internal control over financial reporting;

(b)	reviews of the unaudited quarterly financial statements appearing in Forms 10-Q for each of the first three quarters of each year;
(c)	consents and/or assistance with registration statements filed with the SEC;
(d)	normally provided statutory or regulatory filings or engagements for each year; and
(e)	the estimated out-of-pocket costs PwC incurred in providing all of such services, for which PwC is reimbursed.

(2)
Fees for assurance and related services reasonably related to the audit or review of financial statements for each year.  These services included accounting consultations and attest services concerning financial accounting and reporting standards and advice concerning internal control over financial reporting.

(3)	Permitted fees for tax compliance, tax advice and tax planning services.

Preapproval Policies and Procedures.  For the purpose of maintaining the independence of our independent registered public accounting firm, our audit committee has adopted policies and procedures for the preapproval of audit and other permitted services the firm provides to us or any of our subsidiaries.  We may not engage the firm to render any audit or permitted non-audit service unless the service is approved in advance by our audit committee pursuant to the committee’s amended and restated preapproval policy.  Pursuant to the policy:

•
the committee must specifically preapprove, among other things, the engagement of our independent registered public accounting firm for audits and quarterly reviews of our financial statements, services associated with certain regulatory filings, including the filing of registration statements with the SEC, and services associated with potential business acquisitions and dispositions involving us; and

•
for certain categories of other permitted services provided by our independent registered public accounting firm, the committee may preapprove limits on the aggregate fees in any calendar year without specific approval of the service.

These other permitted services include:

•	audit-related services, such as certain consultations regarding accounting treatments or interpretations and assistance in responding to certain SEC comment letters;

•	audit-related services, such as certain other consultations regarding accounting treatments or interpretations, employee benefit plan audits, due diligence and control reviews;

•	tax services, such as tax compliance and consulting, transfer pricing, customs and duties and expatriate tax services; and

•	assistance with corporate governance matters and filing documents in foreign jurisdictions not involving the practice of law.

The policy also lists certain services for which the independent auditor is always prohibited from providing to us under applicable requirements of the SEC or the Public Company Accounting Oversight Board.

Pursuant to the policy, our audit committee has delegated preapproval authority to the chairman of the committee or his designee to approve any fees in excess of the annual preapproved limits for these categories of other permitted services provided by our independent registered public accounting firm.  The chairman must report any action taken pursuant to this delegated authority at the next meeting of the committee.

For 2008, our audit committee preapproved all PwC’s services provided to us or any of our subsidiaries in compliance with our amended and restated preapproval policy without the use of the SEC’s de minimis exception to such preapproval requirement.

OTHER MATTERS

The board of directors knows of no other business that will be presented for consideration at the annual meeting.  If any other matters properly come before the meeting, the persons designated as agents in the enclosed proxy card or voting instruction form will vote on such matters in accordance with their reasonable judgment.

2008 ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 is included as part of the annual report mailed to our stockholders with this proxy statement and may also be accessed on our website at www.compx.com.

ADDITIONAL COPIES

Pursuant to an SEC rule concerning the delivery of annual reports and proxy statements, a single set of these documents may be sent to any household at which two or more stockholders reside if they appear to be members of the same family.  Each stockholder continues to receive a separate proxy card.  This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses.  A number of brokerage firms have instituted householding.  Certain beneficial stockholders who share a single address may have received a notice that only one annual report and proxy statement would be sent to that address unless a stockholder at that address gave contrary instructions.  If, at any time, a stockholder who holds shares through a broker no longer wishes to participate in householding and would prefer to receive a separate proxy statement and related materials, or if such stockholder currently receives multiple copies of the proxy statement and related materials at his or her address and would like to request householding of our communications, the stockholder should notify his or her broker.  Additionally, we will promptly deliver a separate copy of our 2008 annual report or this proxy statement to any stockholder at a shared address to which a single copy of such documents was delivered, upon the written or oral request of the stockholder.

To obtain copies of our 2008 annual report or this proxy statement without charge, please mail your request to the attention of A. Andrew R. Louis, corporate secretary, at CompX International Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697, or call him at 972.233.1700.

CompX International Inc.

Dallas, Texas
April 24, 2009

CompX International Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

Important Notice Regarding the Availability of Proxy Materials for the
Annual Stockholder Meeting to Be Held on May 27, 2009.

The proxy statement is available at www.compx.com/proxy and the annual report to stockholders
(including CompX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008) is available at www.compx.com/annual.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — CompX International Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COMPX INTERNATIONAL INC.
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 27, 2009

The undersigned hereby appoints David A. Bowers, Darryl R. Halbert and A. Andrew R. Louis, and each of them, proxy and attorney-in-fact for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the 2009 Annual Meeting of Stockholders (the “Meeting”) of CompX International Inc., a Delaware corporation (“CompX”), to be held at CompX’s corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas on Wednesday, May 27, 2009, at 10:00 a.m. (local time), and at any adjournment or postponement of the Meeting, all of the shares of class A and class B common stock, par value $0.01 per share, of CompX standing in the name of the undersigned or that the undersigned may be entitled to vote on the proposals set forth, and in the manner directed, on this proxy card.

THIS PROXY AUTHORIZATION MAY BE REVOKED AS SET FORTH IN THE PROXY STATEMENT THAT ACCOMPANIED THIS PROXY CARD.

The agents named on this proxy card, if this card is properly executed, will vote in the manner directed on this card.  If no direction is made, the agents will vote “FOR” all nominees named on the reverse side of this card for election as directors and, to the extent allowed by applicable law, in the discretion of the agents as to all other matters that may properly come before the Meeting and any adjournment or postponement thereof.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE.

(Items to be voted appear on reverse side.)

CompX International Inc.

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy card, you may choose one of the two voting methods outlined below to instruct how the agents named on this proxy card should vote your shares.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxy instructions submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 27, 2009.

Vote by Internet
•	Log on to the Internet and go to
www.investorvote.com/cix
•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in ☒ this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A   Election of Directors – The Board of Directors recommends a vote FOR the listed nominees.
1.	Nominees:
	For	Withhold		For	Withhold		For	Withhold
01 – Paul M. Bass, Jr.	☐	☐	02 – David A. Bowers	☐	☐	03 – Norman S. Edelcup	☐	☐
04 – Edward J. Hardin	☐	☐	05 – Ann Manix	☐	☐	06 – Glenn R. Simmons	☐	☐
07 – Steven L. Watson	☐	☐

2.	In their discretion, the agents named on this proxy card
are authorized to vote upon such other business as may
properly come before the Meeting and any adjournment
or postponement thereof.

 B   Non-Voting Items
Change of Address - Please print new address below.

C  Authorized Signatures – This section must be completed for your vote to be counted.  – Date and Sign Below
NOTE:  Please sign exactly as the name that appears on this card.  Joint owners should each sign.  When signing other than in an individual capacity, please fully describe such capacity. Each signatory hereby revokes all proxies heretofore given to vote at said Meeting and any adjournment or postponement thereof.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box
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